EXHIBIT 12.1

                              THE AES CORPORATION AND SUBSIDIARIES


STATEMENT RE: CALCULATIONS OF RATIO OF EARNINGS TO FIXED CHARGES
(In millions, unaudited)

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
                                                                                   Nine Months
                                                                                     Ended
                                          Year Ended December 31,                 September 30,
                                          1992     1993     1994     1995    1996     1997
                                         -----    -----    -----    -----   ----- --------------
Actual:
COMPUTATION OF EARNINGS:

Income from continuing operations        $  65    $  89    $ 142    $ 164   $ 185    $ 182
before income taxes

Adjustment for undistributed equity
earnings, net of distributions              (3)     (11)      (6)       3     (20)     (39)

Interest expense                            97      125      122      122     138      148

Depreciation of previously capitalized
interest                                     4        4        4        4       4        4

Net amortization of issuance costs           3        3        4        5       6        6
                                         -----    -----    -----    -----   -----    -----
Earnings                                 $ 166    $ 210    $ 266    $ 298   $ 313    $ 301
                                         =====    =====    =====    =====   =====    =====
COMPUTATION OF FIXED CHARGES:

Interest expensed and capitalized
amounts (including construction
related fixed charges)                   $ 118    $ 127    $ 124    $ 132   $ 165    $ 202

Net amortization of issuance costs
(including capitalized amounts)              3        3        4        5       6        6
                                         -----    -----    -----    -----   -----    -----

Fixed charges                            $ 121    $ 130    $ 128    $ 137   $ 171    $ 208
                                         =====    =====    =====    =====   =====    =====

Ratio of earnings to fixed charges       1.37x    1.62x    2.08x    2.18x   1.83x    1.45x
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